AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 20, 1998
                                                      REGISTRATION NO. 333-34109
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 1 TO
                                    FORM S-8
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 --------------

                                  H.T.E., INC.
            -----------------------------------------------------
            (Exact name of registrant as specified in its charter)

            FLORIDA                                           59-2133858
-------------------------------                       --------------------------
(State or other jurisdiction of                             (IRS Employer
incorporation or organization)                          Identification Number)

                           1000 BUSINESS CENTER DRIVE
                            LAKE MARY, FLORIDA 32746
             ----------------------------------------------------
                   (Address of Principal Executive Offices)

           H.T.E., INC. 1997 EXECUTIVE INCENTIVE COMPENSATION PLAN
           -------------------------------------------------------
                            (Full title of the Plans)

                             -----------------------

                                DENNIS J. HARWARD
         CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 H.T.E., INC.
                           1000 BUSINESS CENTER DRIVE
                            LAKE MARY, FLORIDA 32746
         ------------------------------------------------------------
                   (Name and address of agent for service)

                                (407) 304-3235
        -------------------------------------------------------------
        (Telephone number, including area code, of agent for service)

                                    Copy to:
                             Sandra C. Gordon, Esq.
                            Greenberg Traurig Hoffman
                          Lipoff Rosen & Quentel, P.A.
                       111 North Orange Avenue, Suite 2050
                             Orlando, Florida 32801
                                 (407) 420-1000

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                                   PROSPECTUS

                                  H.T.E., INC.

                           148,514 SHARES COMMON STOCK
                                ($.01 Par Value)

                             ISSUED PURSUANT TO THE

           H.T.E., INC. 1997 EXECUTIVE INCENTIVE COMPENSATION PLAN

      This Prospectus may be used by certain individuals (named under the caption and hereafter called "Selling Shareholders") in connection with their sales of 148,514 shares of common stock, $.01 par value ("Common Stock") of H.T.E., Inc. (the "Company" or "HTE") issued to them under the H.T.E., Inc. 1997 Executive Incentive Compensation Plan (the "Plan"). The Company expects that Selling Shareholders who choose to offer and sell their shares will do so from time to time in ordinary market transactions at then-current market prices for shares of Common Stock on the Nasdaq National Market, or in other transactions at negotiated prices. The Company will pay the expenses of this Prospectus but will receive no part of the proceeds of any such sales.

      The Selling Shareholders might be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any discounts, concessions or commissions that they receive, which are not expected to exceed those customary in the types of transactions involved, may be deemed to be underwriting commissions under the Securities Act.

      The Common Stock is traded on the Nasdaq National Market ("Nasdaq NMS") under the symbol "HTEI." On February 19, 1998, the average high asked price and low bid price for one share of Common Stock on the Nasdaq NMS was $20.56.

                              --------------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 6 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is February 20, 1998.

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                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Company files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). The Company has also filed with the Commission a registration statement on Form S-8 under the Securities Act with respect to the Common Stock to which this Prospectus relates. This Prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is hereby made to the copy of the document filed as an exhibit to the registration statement.

      You can inspect and copy the registration statement described above, its exhibits, and the reports, proxy statements, and other information that the Company files with the Commission at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of such material by mail at prescribed rates from the Commission's Public Reference Section at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also access such material at the Commission's home page or the Internet at http:/www.sec.gov.

      The Common Stock is listed on the Nasdaq NMS, and reports, proxy statements, and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

      The Company will furnish without charge, upon written or oral request, to any person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any information that has been incorporated in this Prospectus by reference. Requests should be directed to Investor Relations, H.T.E., Inc., 1000 Business Center Drive, Lake Mary, Florida 32746, telephone number (407) 304-3235.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the Commission pursuant to the Exchange Act or the Securities Act are incorporated herein by reference:

      1. The Company's definitive prospectus dated June 30, 1997 filed by the Company pursuant to Rule 424(b);

      2. All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since June 10, 1997, consisting of (i) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 1997 and September 30, 1997, and (ii) the Company's Current Report on Form 8-K dated February 12, 1998.

      3. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, File Number 0-22657, filed on June 5, 1997, and any reports or amendments to the foregoing filed with the Commission for the purpose of updating such descriptions.

      All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

      Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Prospectus, shall be deemed

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to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute a part of this Prospectus.

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                                   THE COMPANY

      THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE.

      HTE develops, markets, implements and supports fully-integrated enterprise-wide software applications designed specifically for public sector organizations, including state, county and city governments, other municipal agencies and publicly owned utilities. For the past 15 years, the Company has focused its applications, business and marketing exclusively on the public sector and has established itself as a market leader. HTE's fully-integrated enterprise-wide software applications are designed to enable public sector organizations to improve delivery of services, reduce costs, enhance revenue collection, operate successfully within budgetary constraints, comply with government regulations and improve overall operating efficiencies. The Company's Total Enterprise Solution currently includes 35 applications addressing four functional areas: financial management, community services, public safety and utility management. The Company's products operate as integrated suites of applications or as stand-alone applications and function with a variety of computer and network hardware, operating systems, database software and desktop applications provided by other vendors.

     The public sector marketplace is composed of state, county and city governments, other municipal agencies and publicly owned utilities. Like many private sector businesses, public sector organizations are facing increasing pressure to improve delivery of goods and services while striving to reduce costs and generate additional revenue. In response, public sector organizations are employing information technology solutions in an effort to streamline and automate administrative intensive processes, improve timeliness and quality of services and generally enhance operating efficiencies. In 1996, state and local government agencies spent approximately $34.5 billion on information technology and related products according to G2 Research, Inc. This total included approximately $5.0 billion for software, $6.7 billion for external services and $7.4 billion for hardware. Approximately $15.4 billion was spent on internal services such as in-house MIS departments.

     In the 1970s and 1980s, local governments and utility companies began to use computerized operations management systems principally based on mainframe computers and later based on minicomputers. These legacy systems typically were developed on a custom basis using proprietary operating systems and database software. As a result, these systems are often difficult and expensive to maintain, update and change. In recent years, a number of software providers have offered "point solutions" that focus on a single function and are not interoperable with other software applications. Additionally, certain vendors offer generalized software applications that frequently are not specifically tailored to the nuances of the public market and do not enable information sharing across multiple departments. Many public sector organizations currently are faced with a pressing need to integrate mission-critical functions and databases by replacing stand-alone applications and customized software with solutions that manage the flow of information across the enterprise.

      HTE offers fully-integrated enterprise-wide software solutions designed to automate and integrate the operations of public sector organizations. The applications in the Company's Financial Management System are based on government fund accounting and provide integrated financial management functions including the general ledger, budgeting, purchasing and asset management. The Company's Community Services System provides a centralized land and location database solution which expedites access to property data, building licenses and permits, planning and zoning processes and tax and billing collections. Public Safety applications offer police, fire and rescue entities and other emergency personnel a complete public safety solution through an integrated suite of applications which provide immediate field access to vital information. The Company's Utility Systems facilitate electric, water and gas utility services by automating tasks such as customer location maintenance, meter reading maintenance, bill processing, delinquencies, penalties, refunds and write-offs. All of the Company's applications are designed to work together seamlessly and allow users to share functions and eliminate redundant

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data and repetitive tasks.

      In addition to offering a comprehensive suite of applications, the Company provides maintenance services and a complete range of professional services, including system planning and implementation, project management, training and education, and custom applications analysis, design and development. The Company markets and sells its products through a direct sales force. The Company's focus on the public sector has allowed it to develop significant expertise regarding public sector organizations and to design feature-rich solutions that address the specific needs of these organizations. As of December 31, 1996, the Company had over 1,000 customers in the U.S. and Canada, including installations in all 50 U.S. states.

      The Company's principal executive offices are located at 1000 Business Center Drive, Lake Mary, Florida 32746 and its telephone number is (407) 304-3235.

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                                  RISK FACTORS

      IN CONSIDERING MATTERS SET FORTH IN THIS PROSPECTUS, PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS OTHER INFORMATION SET FORTH AND INCORPORATED BY REFERENCE TO THIS PROSPECTUS.

      UNEVEN PATTERNS OF QUARTERLY OPERATING RESULTS. The Company does not believe that the percentage increases in revenues achieved in prior periods should be indicative of anticipated results in future periods. The Company's revenues and operating results are subject to quarterly and other fluctuations resulting from a variety of factors, including the effect of budgeting and purchasing practices of its customers, the length of customer evaluation processes for the Company's solutions, the timing of customer system conversions, and the Company's sales practices. Historically, the Company has recognized a decrease in software licenses in the fiscal quarter ended June 30 and achieved its highest income in the fiscal quarter ended March 31 primarily due to the Company's sales practices. This quarterly trend may not continue in the future. Because a substantial portion of revenues may not be generated until the end of each quarter, the Company may not be able to adjust or reduce spending in response to sales shortfalls or delays. These factors can cause significant variations in operating results from quarter to quarter. The Company believes that quarter to quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

      OPERATING LEVERAGE. Consistent with many companies in the software industry, the Company's business model is characterized by a high degree of operating leverage. The Company's expense levels are based, in significant part, on the Company's expectations of future revenues and are therefore relatively fixed in the short term. If revenue levels fall below expectations, net income is likely to be adversely affected. There can be no assurance that the Company will be able to increase or even maintain its current level of profitability on a quarterly or annual basis in the future.

      RISKS ASSOCIATED WITH PUBLIC SECTOR MARKET. Substantially all of the Company's revenues to date have been attributable to sales of software and services to state, county and city governments, other municipal agencies and publicly owned utilities. The Company expects that sales to such public sector customers will account for substantially all of the Company's revenues in the future. Virtually all of these public sector organizations have existing information processing systems. Accordingly, in order to continue to increase its sales to this market, the Company must persuade these organizations to replace or upgrade existing information processing systems. Change to an organization's information system is a costly, time consuming and operationally disruptive process for the customer. Conversion to a new information processing system must typically be done without any disruption of service and, accordingly, the Company's potential customers perceive a high degree of risk in connection with the adoption of a new system. In addition, the purchase of the Company's products involves a significant commitment of capital, with attendant delays frequently associated with large capital expenditures by an organization. For these and other reasons, the sales cycle associated with the purchase of the Company's products is typically lengthy and subject to a number of significant risks, including customers' budgetary constraints and internal acceptance reviews, over which the Company has little or no control. There can be no assurance that potential customers for the Company's products in the public sector market will continue to make information processing system replacement decisions at rates necessary to maintain demand for the Company's products and sustain market growth or that the Company's products will be accepted by public sector organizations that consider replacing their current information processing systems. A significant reduction in demand or acceptance of the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations.

      COMPETITION. The Company faces competition from a variety of software vendors which offer products and services similar to those offered by the Company and from companies offering to develop custom software. Certain competitors have greater technical, marketing and financial resources than the Company. The Company also competes with in-house management information services staff. The Company believes

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competitive differentiators in the public sector market are functionality, product flexibility, ease of implementation in adapting product to individual customers' needs without custom programming, enterprise product breadth, individual product features, service reputation and price.

      The Company believes the market is highly fragmented with a large number of competitors that vary in size, primary computer platforms and overall product scope. Within its markets, the Company competes from time to time with (i) custom software and services providers such as Andersen Consulting, KPMG Peat Marwick and Oracle Corporation, (ii) companies which focus on selected segments of the public sector market including PeopleSoft, Inc., Systems Computer & Technology, Inc., J.D. Edwards & Company, Inc. and (iii) a significant number of smaller private companies. Many of these companies currently do not focus exclusively on the public sector or offer fully-integrated enterprise-wide software applications. There can be no assurance that such competitors will not develop products or offer services that are superior to the Company's products or services or that achieve greater market acceptance.

      The Company could face additional competition as other established and emerging companies enter the public sector software application market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, operating results and financial condition. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third-parties, thereby increasing the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Further, competitive pressures could require the Company to reduce the price of its software licenses and related services, which could materially adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon the Company's business, operating results and financial condition.

      ABILITY TO RESPOND TO TECHNOLOGICAL CHANGE. The Company's future success will depend significantly on its ability to enhance its current products and develop or acquire and market new products which keep pace with technological developments and evolving industry standards as well as respond to changes in customer needs. There can be no assurance that the Company will be successful in developing or acquiring product enhancements or new products to address changing technologies and customer requirements.

      MANAGEMENT OF GROWTH. The Company has recently experienced a period of significant revenue growth and an expansion in the number of its employees, the scope of its operating and financial systems and the geographic area of its operations. This growth has resulted in new and increased responsibility for management personnel and has placed additional strain upon the Company's operational, administrative and financial resources. To accommodate recent growth, compete effectively and manage potential future growth, the Company must continue to implement and improve information systems, procedures and controls and expand, train, motivate and manage its staff. These demands will require the addition of new management personnel. The Company's future success will depend in part on the ability to attract and retain personnel. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's future operations. Any failure to implement and improve the Company's operational, financial and management systems or to expand, train, motivate or manage employees could have a material adverse effect on the Company's business, operating results and financial condition.

      DEPENDENCE ON KEY PERSONNEL. The Company's continued success will depend upon the availability and performance of its senior management team, particularly Dennis J. Harward, President and Chief Executive Officer, and Jack
L. Harward, Executive Vice President, each of whom possess unique and extensive industry knowledge and experience. The Company currently maintains a $3.0 million key-man life insurance policy on Dennis J. Harward. Success will also depend to a significant degree upon

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the continuing contributions of its key management, sales, marketing, customer support and product development personnel. The loss of key management or technical personnel could adversely affect the Company. The Company believes that its future success will depend in large part upon its ability to attract and retain highly-skilled managerial, sales, customer support and product development personnel. The Company has at times experienced and continues to experience difficulty in recruiting qualified personnel. Competition for qualified software development, sales and other personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel.

      ACQUISITION RISK. During its history, the Company has acquired other companies or their assets for cash and/or stock. Most recently, in December 1997 and January 1998, HTE acquired the assets of two software companies located in Clearwater, Florida and Spokane, Washington, for an aggregate purchase price of approximately $2.4 million in cash. As part of its growth strategy, the Company intends to evaluate the acquisition of other companies, assets or product lines that would complement or expand its existing business in attractive geographic or service markets or that would broaden its customer relationships. Although the Company conducts due diligence reviews of potential acquisition candidates, the Company may not be able to identify all material liabilities or risks related to potential acquisition candidates. There can be no assurance that the Company will be able to locate and acquire any business, retain key personnel and customers of an acquired business or integrate any acquired business successfully. Additionally, there can be no assurance that financing for any acquisition, if necessary, will be available on acceptable terms, if at all, or that the Company will be able to accomplish its strategic objectives in connection with any acquisition.

      RISKS ASSOCIATED WITH EXPANDING SALES FORCE. To date, the Company has sold its products and services through its direct sales force. The Company's ability to achieve significant revenue growth in the future will depend in large part on its success in recruiting and training sufficient sales personnel and establishing and maintaining relationships with strategic partners. Although the Company is currently investing, and plans to continue to invest, significant resources to expand its sales force, the Company has at times experienced and may continue to experience difficulty in recruiting qualified sales personnel. There can be no assurance that the Company will be able to expand successfully its sales force or that any such expansion will result in an increase in revenues. Failure by the Company to expand its sales force could adversely affect the Company's business, operating results and financial condition.

      DEPENDENCE ON KEY SUPPLIERS AND RELATIONSHIPS. The Company purchases certain key components of its products, including the adapter code and certain application development tools from single or limited source suppliers. For certain of these components, there are relatively few suppliers. The Company currently has relatively few agreements that would assure delivery of such components from such suppliers. Generally, these contracts are terminable by either party upon 60 to 90 days notice. Establishing additional or replacement suppliers for any of the numerous components used in the Company's products, if required, may not be accomplished or could involve significant additional costs. The ability of any of the Company's suppliers to provide functional components in a timely manner, or the inability of the Company to locate qualified alternative suppliers for components at a reasonable cost, could adversely affect the Company's business, financial condition and results of operations. The Company's success also depends in part upon its alliances and relationships with leading hardware and software vendors. A change in these relationships could have a material adverse effect on the results of operations and financial condition while the Company seeks to establish alternative relationships. In addition, substantially all of the Company's hardware revenues are derived from the sale of IBM AS/400 systems in connection with the Company's remarketer arrangements with IBM. Any change in this relationship potentially could have an adverse effect on the Company's financial performance. The Company may also need to establish additional alliances and relationships in order to keep pace with evolutions in technology and enhance its service offerings, and there can be no assurance such additional alliances will be established.

      RISKS ASSOCIATED WITH SALES TO GOVERNMENT AGENCIES. Government organizations require compliance with various legal provisions and procurement regulations. The

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adoption of new or modified procurement regulations could adversely affect the
Company by increasing costs to the Company of competing for sales or by impacting the Company's ability to perform government contracts. Any violation (intentional or otherwise) of these regulations could result in the imposition of fines, and/or debarment from award of additional government contracts which could have a material adverse effect on the Company.

      RISK OF SOFTWARE DEFECTS. Software products as internally complex as those developed by the Company may contain errors or defects, especially when first introduced or when new versions or enhancements are released. Although the Company has not experienced material adverse effects resulting from any such defects or errors to date, there can be no assurance that defects and errors will not be found after commencement of product shipments. Any such defects could result in loss of revenues or delay market acceptance, which could have a material adverse effect upon the Company's business, operating results and financial condition.

      PRODUCT LIABILITY. The Company markets to its customers complex, mission-critical, enterprise-wide applications. The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. Although the Company has not experienced any significant product liability claims to date, the sale and support of software by the Company may entail the risk of such claims, which may be substantial. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition.

      PROPRIETARY RIGHTS, RISKS OF INFRINGEMENT AND SOURCE CODE RELEASE. The Company regards certain features of its internal operations, software and documentation as confidential and proprietary, and relies on a combination of contract and trade secret laws and other measures to protect its proprietary intellectual property. The Company has no patents and, under existing copyright laws, has only limited protection. The Company believes that, due to the rapid rate of technological change in the computer software industry, trade secret and copyright protection are less significant than factors such as the knowledge, ability and experience of the Company's employees, frequent product enhancements and timeliness and quality of support services.

      The Company provides its products to customers under exclusive licenses, which generally are non-transferable and have a perpetual term. The Company generally licenses its products solely for the customer's internal operations and only on designated computers. In certain circumstances, the Company makes enterprise-wide licenses available for select applications. The Company provides source code to its customers for several products and has escrowed its source code for the benefit of all customers. The provision of source code may increase the likelihood of misappropriation or other misuse of the Company's intellectual property.

      POTENTIAL VOLATILITY OF STOCK PRICE. The market price of the shares of the Company's Common Stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations, new products or new contracts by the Company or its competitors, developments with respect to patents, copyrights or proprietary rights, conditions and trends in the software and other technology industries, adoption of new accounting standards affecting the software industry, changes in financial estimates by securities analysts, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stock of technology companies. These broad market fluctuations may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against the company. There can be no assurance that such litigation will not occur in the future with respect to the Company; such litigation could result in substantial costs and a diversion of management's attention and resources, which

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could have a material adverse effect upon the Company's business, operating results and financial condition.

      CONTROL BY PRINCIPAL SHAREHOLDERS, OFFICERS AND DIRECTORS. As of January 31, 1998, the present directors, executive officers and principal shareholders of the Company and their affiliates beneficially owned approximately 61.2% of the outstanding Common Stock. As a result, these shareholders will be able to exercise control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company.

      EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS; ANTITAKEOVER EFFECTS. Certain provisions of Florida law and the Company's Articles of Incorporation, as amended ("Amended Articles"), may deter or frustrate a takeover attempt of the Company that a shareholder might consider in his best interest. The Company is subject to the "affiliated transactions" and "control share acquisition" provisions of the Florida Business Corporation Act. These provisions require, subject to certain exceptions, that an "affiliated transaction" be approved by the holders of two-thirds of the voting shares other than those beneficially owned by an "interested shareholder" or by a majority of disinterested directors. Voting rights must also be conferred on "control shares" acquired in specified control share acquisitions, generally only to the extent conferred by resolution approval by the shareholders, excluding holders of shares defined as "interested shares." In addition, certain provisions of the Company's Amended Articles or Bylaws, among other things, provide that (i) any action required or permitted to be taken by the shareholders of the Company may be effected only at an annual or special meeting of shareholders, and not by written consent of the shareholders, (ii) the annual meeting of shareholders shall be held on such date and at such time fixed from time to time by the Board of Directors, provided that there shall be an annual meeting held every calendar year, (iii) any special meeting of the shareholders may be called only by the Chairman of the Board, or upon the affirmative vote of at least a majority of the members of the Board of Directors, or upon the written demand of the holders of not less than 50% of the votes entitled to be cast at a special meeting, (iv) an advance notice procedure must be followed for nomination of directors and for other shareholder proposals to be considered at annual shareholders' meetings, and (v) the Company's Board of Directors be divided into three classes, each of which serves for different three-year periods. In addition, the Company will be authorized to issue additional shares of Common Stock and up to five million shares of preferred stock in one or more series, having terms fixed by the Board of Directors without shareholder approval, including voting, dividend or liquidation rights that could be greater than or senior to the rights of holders of Common Stock. Issuance of additional shares of Common Stock or new shares of Preferred Stock could also be used as an anti-takeover device.

                                 USE OF PROCEEDS

      This Prospectus relates to shares of Common Stock being offered and sold for the accounts of the Selling Shareholders. The Company will not receive any proceeds from the sale of the Common Stock but will pay all expenses related to the registration of the shares.

                              SELLING SHAREHOLDERS

      The Selling Shareholders whose shares of Common Stock are covered by this Prospectus ("Selling Shareholders") are current officers of the Company. The following table shows the names of the Selling Shareholders and the positions each has held with the Company during the past three years, the number of shares of the Company's Common Stock that each beneficially owns as of January 31, 1998, the number of shares covered by this Prospectus, and the number of shares each Selling Shareholder will hold if he or she sells all of the shares offered by this Prospectus.

                                                                             BENEFICIAL
SELLING                                             BENEFICIAL OWNERSHIP       SHARES        OWNERSHIP AFTER
SHAREHOLDER         POSITIONS WITH THE COMPANY         BEFORE OFFERING         OFFERED1         OFFERING2
-----------         --------------------------      --------------------     ----------      ---------------
David E. Catan      Vice President and                     63,714              10,600             53,114
                    Chief Marketing Officer
                    since July 1996

Ronald E. Goodrow   Vice President of                      84,800              58,300             26,500
                    Operations since 1988

1 Consists of shares issuable upon exercise of options granted pursuant to the Company's Plan.

2 As of January 31, 1998, approximately 7,708,711 shares were outstanding. Each Selling Stockholder will beneficially own less than 1% of the outstanding Common Stock after any sales pursuant to this Prospectus.

                              PLAN OF DISTRIBUTION

      Since the Selling Shareholders may offer all or part of the shares of Common Stock which they may hold upon exercise of options, and since this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of shares of Common Stock to be offered for sale by the Selling Shareholders.

      The Selling Shareholders may sell or distribute some or all of the shares of Common Stock offered by this Prospectus from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve block transactions) on one or more exchanges, the Nasdaq NMS, privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in a combination of such transactions. Such transactions may be effected by the Selling Shareholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agents may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with the Company's consent, by donees of the Selling Shareholders, or by other persons acquiring shares and who wish to offer and sell such shares under circumstances requiring or making desirable its use. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act, may be sold under Rule 144 rather than pursuant to this Prospectus.

      Until July 1, 1999, the amount of securities sold under this Prospectus by any Selling Shareholder, acting individually or together with other Selling Shareholders, may not exceed, during any three month period, certain volume limitations imposed under Rule 144.

      The Selling Shareholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Shareholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Shareholders and any other Selling Shareholder, underwriter, broker, dealer or other agent relating to the sale or distribution of the shares.

      Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the Common Stock for a period of five business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the Selling Shareholders. All of the foregoing may affect the marketing of the Common Stock.

      The Company will pay substantially all of the expenses incident to this offering of the shares by the Selling Shareholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents. Each Selling Shareholder may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

      In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

      The Company will receive no portion of the proceeds from the sale of the shares of Common Stock and will bear all expenses related to the registration of this offering of the shares of Common Stock.

                                  LEGAL MATTERS

      The validity of the Common Stock offered hereby will be passed upon for the Company by Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., 111 N. Orange Avenue, 20th Floor, Orlando, Florida 32801.

                                     EXPERTS

      The financial statements of H.T.E., Inc. and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the report of Arthur Andersen LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

                      LIMITED LIABILITY AND INDEMNIFICATION

      Under the Florida Business Corporation Act, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless (i) the director breached or failed to perform his duties as a director and (ii) a director's breach of, or failure to perform, those duties constitutes (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (3) a circumstance under which an unlawful distribution is made, (4) in a derivative proceeding, conscious disregard for the best interest of the corporation or willful misconduct, or (5) in a non-derivative proceeding, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A corporation may purchase and maintain insurance on behalf of any director of officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as a director, whether or not the corporation would have the power to indemnify him against such liability under the Florida Business Corporation Act.

      The Amended Articles of the Company provide that the Company shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

          PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

      The Registrant hereby incorporates by reference into this Registration Statement the following documents or portions thereof as indicated:

      1. The Company's definitive prospectus dated June 30, 1997 filed by the Company pursuant to Rule 424(b);

      2. All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since June 10, 1997, consisting of (i) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 1997 and September 30, 1997, and (ii) the Company's Current Report on Form 8-K dated February 12, 1997.

      3. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, File Number 0-22657, filed on June 5, 1997, and any reports or amendments to the foregoing filed with the Commission for the purpose of updating such descriptions.

      In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

      Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

      The financial statements and schedules included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided in such statute. The Registrant's Amended and Restated Articles of Incorporation provide that the Registrant may indemnify its executive officers and directors to the fullest extent permitted by law either now or hereafter. The Registrant has also entered into an agreement with each of its directors and certain of its officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

      The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act") may be permitted to directors, officers or controlling persons of Registrant, pursuant to the foregoing provisions or otherwise, Registrant has been advised that, in the opinion of the Securities and Exchange Commission (the "Commission"), ____ such indemnification is against public policy as expressed in the 1933 Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8.  EXHIBITS

       EXHIBIT                     DESCRIPTION
       NUMBER                      -----------
       ------
         4.1            1997 Executive Incentive Compensation Plan*
         5.1 Opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A.*
        23.1 Consent of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. (contained in its opinion filed as Exhibit 5.1)*.
        23.2            Consent of Arthur Andersen LLP
        24.1 Power of Attorney (included in the Signatures section of the Registration Statement filed August 22, 1997).

------------------
*Previously filed as exhibits (under respective exhibit numbers) to the Registration Statement filed August 22, 1997, File No. 333-34109.

ITEM 9.  UNDERTAKINGS

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Mary, State of Florida on February 20, 1998.

                                    H.T.E., Inc.

                                    By: /s/ DENNIS J. HARWARD
                                    ------------------------------------
                                    Dennis J. Harward
                                    Chairman of the Board, President
                                    and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       SIGNATURE                    TITLE                     DATE
       ---------                    -----                     ----

/s/ DENNIS J. HARWARD       Chairman of the Board,       February 20, 1998
    ---------------------   Chief Executive Officer
    Dennis J. Harward       and Director (principal
                            executive officer)

/s/ JACK L. HARWARD         Executive Vice               February 20, 1998
    --------------------    President and Director
    Jack L. Harward

/s/ L.A. GORNTO, JR.        Executive Vice               February 20, 1998
    --------------------    President, General
    L.A. Gornto, Jr.        Counsel, Secretary

/s/ SUSAN D. FALOTICO       Vice President, Chief        February 20, 1998
    --------------------    Financial Officer
    Susan D. Falotico       (principal financial
                            officer)

/s/ BERNARD B. MARKEY       Director                     February 20, 1998
    --------------------
    Bernard B. Markey

/s/ RAYMOND AMBROSE         Director                     February 20, 1998
    --------------------
    Raymond Ambrose

==============================================================================

      No dealer, salesperson or other person is authorized to give any information or to make any representation not contained in this Prospectus, and any information or representation not contained herein must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to or solicitation of any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall, under any circumstances, create any implication that the information herein contained is correct as of any time subsequent to the date of this Prospectus.

                                  -------------

                                TABLE OF CONTENTS

AVAILABLE INFORMATION .................................................   2
INCORPORATION OF CERTAIN
   DOCUMENTS BY REFERENCE .............................................   2
THE COMPANY ...........................................................   4
RISK FACTORS ..........................................................   6
USE OF PROCEEDS........................................................  11
SELLING SHAREHOLDERS...................................................  11
PLAN OF DISTRIBUTION...................................................  12
LEGAL MATTERS..........................................................  13
EXPERTS................................................................  13
LIMITED LIABILITY AND
   INDEMNIFICATION.....................................................  13

==============================================================================

                                 148,514 SHARES

                                  H.T.E., INC.

                                  COMMON STOCK

                          --------------------------

                                   PROSPECTUS

                          --------------------------

                                February 20, 1998

==============================================================================

                                  EXHIBIT INDEX

       EXHIBIT            DESCRIPTION
       NUMBER             -----------
       ------

        23.2              Consent of Arthur Andersen LLP